FORM 4
                                                         OMB APPROVAL
[_] Check this box if no longer subject to     OMB Number:            3235-0287
    Section 16. Form 4 or Form 5               Expires:         January 31, 2005
    obligations may continue. See              Estimated average burden
    Instruction 1(b).                          hours per response...........0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Morgan Stanley Dean Witter & Co.
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   (Last)                           (First)             (Middle)

     1585 Broadway
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                                    (Street)

     New York                          NY                10036
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Marvel Enterprises Inc. (MVL)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     39-314-5972
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4.   Statement for Month/Year

     February 2002
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [ ]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________

                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)         Code   V                    (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          2/19/02         S              69,175       D     $5.81                     I         (1)
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Common Stock                          2/22/02         S              25,000       D     $5.50                     I         (1)
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Common Stock                          2/28/02         S              50,000       D     $5.96    2,125,200        I         (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                                                                              (Over)
                                                                                                                      SEC 1474(3-99)


FORM 4 (continued)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secu-     ative    Nature
                    or                         Derivative    6.                of Underlying     8.       rities    Secu-    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     rities   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)   Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Explanation of Responses:

(1) The securities are directly owned by Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley Dean Witter
& Co. Morgan Stanley Dean Witter & Co. disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.


*  If the form is filed by more than one reporting person, see
Instruction 4(b)(v).                                                   /s/ Robert G. Koppenol                         March 11, 2002
** Intentional misstatements or omissions of facts constitute       ----------------------------------------          --------------
Federal Criminal Violations. See 18 U.S.C. 1001 and                 **Signature of Reporting Person                        Date
15 U.S.C. 78ff(a).                                                  Name:  Robert G. Koppenol
                                                                    Title: Executive Director,
Note: File three copies of this Form, one of which must be                 Morgan Stanley & Co. Incorporated
      manually signed. If space is insufficient, see
      Instruction 6 for procedure.                                         MORGAN STANLEY DEAN WITTER & CO.


                                                                                                                              Page 2

                            JOINT FILER INFORMATION


Name:                               Morgan Stanley & Co. Incorporated

Address:                            1585 Broadway
                                    New York, NY 10036

Designated Filer:                   Morgan Stanley Dean Witter & Co.

Issuer and
  Ticker Symbol:                    Marvel Enterprises Inc. (MVL)

I.R.S. Number:                      13-265-5996

Statement for Month/Year:           February 2002



By: /s/ Robert G. Koppenol                                Date: March 11, 2002
   --------------------------------------                      ----------------
   **Signature of Reporting Person
     Name:  Robert G. Koppenol
     Title: Executive Director, Morgan
            Stanley & Co. Incorporated
            MORGAN STANLEY & CO. INCORPORATED


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